Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports Second Quarter 2013 Results;

Updates Outlook for 2013

NASHVILLE, Tenn. (August 6, 2013) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the second quarter ended June 30, 2013.

Colin V. Reed, chairman, chief executive officer and president of Ryman Hospitality Properties, stated, “We continued to face near-term challenges in the second quarter, as the headwinds related to the management transition to Marriott, as well as overall weakness in the group sector, impacted our results. As communicated in June, lower than expected in-the-year, for-the-year group bookings, cost synergies not being realized as quickly as anticipated, and margin disruption related to the transition adversely impacted this quarter.

“Frankly, we are disappointed in several elements of our hotel results this quarter related to near-term group business as well as management transition issues. However, we have been working extremely closely with Marriott to manage these transition concerns as rapidly and thoroughly as possible, and to ensure that the challenges related to the transition are isolated to our 2013 performance. There is now a plan in place that we support that focuses on specific actions to be taken to improve performance in key areas. These efforts include supplementing resources to accelerate the transition and drive short-term revenues. The plan also includes tailoring the sales process to better align with the dynamics of large group hotels such as ours and reducing expenses to drive margin improvement at the property level.

Reed continued, “In terms of our performance, the strong level of advanced group business on the books for future years, our solid transient room night performance, which increased 22 percent in the second quarter, and the steady realization of our corporate cost synergies all support our confidence in the long-term value of our REIT conversion and the performance of our hotel assets moving forward.”

Arne Sorenson, Marriott International President and Chief Executive Officer said, “We are disappointed with the results at the Gaylord hotels in the second quarter and are working closely with Ryman to achieve the revenue and cost synergies that both companies expect. To improve the top line, we are increasing both on-property and above-property group sales staff and increasing incentives for group sales performance. On the cost side, we are pursuing department by department cost saving initiatives to improve margin performance while retaining the uniqueness and strong customer preference for which the Gaylord brand is known. We believe that the action plans we are implementing will improve results, ensuring the long-term success of these hotels and the brand.”

Second Quarter 2013 Results (as compared to Second Quarter 2012):

•	Hospitality Revenue Per Available Room, or RevPAR, decreased 3.9% to $130.37

•

Hospitality Total RevPAR decreased 3.2% to $302.29 compared to Hospitality Retail Adjusted Total RevPAR in the second quarter 2012, or a decrease of 4.4% compared to unadjusted Hospitality Total RevPAR in the second quarter 2012

•

Total Revenue decreased 2.0% to $245.2 million compared to Total Retail Adjusted Revenue in the second quarter 2012, or a decrease of 3.2% compared to unadjusted Total Revenue in the second quarter 2012

•

Hospitality Revenue decreased 3.2% to $222.8 million compared to Hospitality Retail Adjusted Revenue in the second quarter 2012, or a decrease of 4.4% compared to unadjusted Hospitality Revenue in the second quarter 2012

•	Net income was $16.4 million compared to net income of $9.0 million in second quarter 2012

•	Adjusted EBITDA on a consolidated basis decreased 2.9% to $70.9 million

•	Hospitality Adjusted EBITDA decreased 13.0% to $68.0 million

•

Adjusted Funds from Operations, or Adjusted FFO, was $48.8 million, an increase of 56.0% over the prior-year quarter. Adjusted FFO excluding REIT conversion costs was $51.5 million, an increase of 54.2% over prior-year quarter.

•	Gross advanced group bookings for all future periods decreased 41.5% to 346,705 room nights; Net advanced group bookings for all future periods decreased 60.9% to 189,894 room nights

•	Transient room night bookings, aided by the Marriott Rewards program and transient delivery channels, increased by 23,961 room nights or 21.9 % and transient Average Daily Rate, or ADR, grew by $4.89

•	Cancellations in-the-year, for-the-year included 21,415 group rooms compared to 14,997 group rooms in the second quarter 2012

•

Attrition for groups that traveled in the second quarter of 2013 was 12.9% of the agreed-upon room block compared to 6.7% in the same period in 2012; Attrition and cancellation fees collected during the quarter were $1.3 million compared to $1.7 million in the same period in 2012

For the Company’s definitions of RevPAR, Total RevPAR, Adjusted EBITDA, Retail Adjusted Revenue, Retail Adjusted Total RevPAR, and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure

Adjusted EBITDA to Net Income, a reconciliation of the non-GAAP financial measure Retail Adjusted Revenue to revenue, and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Retail Adjusted Revenue”, “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures”, and “Supplemental Financial Results” below.

Hospitality

Property-level results and operating metrics for the second quarter of 2013 and 2012 are presented in greater detail below and under “Supplemental Financial Results.”

•

Gaylord Opryland RevPAR decreased 12.7 percent to $112.12 compared to the second quarter of 2012. Total RevPAR decreased 9.4 percent to $250.17 as compared to Retail Adjusted Total RevPAR and margin declined 3.1 percentage points compared to the same period last year. The decline in Total RevPAR from the prior year was primarily related to a drop in group room nights and related outside the room spending. This decline in group rooms was partially offset by a 50.8% increase in transient room nights. The property experienced its highest second quarter attrition level on record.

•

Gaylord Palms RevPAR decreased 5.8 percent to $129.18 compared to the second quarter of 2012. Total RevPAR decreased 4.4 percent to $331.31 and margin declined 3.6 percentage points compared to the same period last year. The decrease in RevPAR is primarily related to a decline in room nights for the Association segment with a modest decline in ADR for that particular group segment. This decline was partially offset by a 45.6% increase in transient room nights and a 13.2% increase in transient ADR compared to the second quarter of 2012. The property had a tough comparison to a strong second quarter 2012, particularly June 2012.

•

Gaylord Texan RevPAR increased 4.9 percent to $129.99 compared to the second quarter of 2012. Total RevPAR increased slightly to $319.69 as compared to Retail Adjusted Total RevPAR and margin declined 2.4 percentage points compared to the same period last year. The increase in RevPAR was related to both an increase in group room nights and group ADR; however, group performance in the quarter was negatively impacted by high levels of cancellation and attrition among large groups traveling to the property. The property also experienced a 14.6 percent decline in transient room nights compared to the same period last year. This drop in transient room nights was primarily related to a number of groups whose peak occupancy occurred over weekend patterns, which are typically transient demand periods.

•

Gaylord National RevPAR increased 1.4 percent to $165.28 compared to the second quarter of 2012. Total RevPAR increased 1.8 percent to $372.87 as compared to Retail Adjusted Total RevPAR and margin declined 3.4 percentage points compared to the same period last year. The slight increase in RevPAR compared to the prior year quarter was driven primarily by an increase in ADR in all group and transient segments. In addition, the property experienced high attrition during the quarter, which was nearly twice as high as the same period last year. The property continued to experience the effects from the Federal budget sequestration and its negative impact on the behavior of government-related groups during the quarter, as well as general group softness. In spite of these headwinds, the property’s year-over-year RevPAR increase for the quarter slightly exceeded the greater Washington DC market.

Reed continued, “While we anticipated a challenging comparison to the second quarter last year at our properties, largely due to exceptional 2012 second quarter performances at Gaylord Opryland and Gaylord Palms, the negative trends across the group sector were more significant than expected. This resulted in elevated cancellation and attrition levels at our properties.”

“At an operational level, there continues to be a learning curve associated with the adoption of new Marriott systems and procedures. However, we are confident that as we work with Marriott our business will continue to make improvements in near-term group bookings and occupancy, margin performance at the property level, and overall profitability.”

Reed continued, “After a very strong sales production in the first quarter, our overall year-to-date gross room night production remains in-line with average production across our properties over the past three years, despite a decline in gross group room night production compared to the second quarter last year. We were pleased with the 21.9 percent increase in transient room nights resulting from Marriott’s strong transient delivery channels, which we believe will only become more effective with the integration completed.”

Opry and Attractions

Opry and Attractions segment had a record quarter in both revenue and profitability. Revenue for the segment rose 10.8 percent to $22.4 million in the second quarter of 2013 from $20.2 million in the prior-year quarter. The segment’s Adjusted EBITDA rose 27.0 percent to $7.9 million in the second quarter of 2013, from $6.2 million in the prior-year quarter.

Corporate

Corporate and Other Adjusted EBITDA totaled a loss of $5.0 million in the second quarter of 2013 compared to a loss of $11.4 million in the same period last year. The reduction in costs at the Corporate level is directly related to the transition of the Company to a REIT and are in-line with previously discussed estimated cost synergies.

Impact of July Water Outage on Gaylord National

Due to a water emergency in southern Prince George’s County, the Gaylord National suspended operations on July 17, 2013, until July 18, 2013. According to the Company’s current analysis, this incident resulted in an estimated loss of approximately $1.5 million in revenue and approximately $0.8 million in profitability, which will be reflected in the Company’s third quarter 2013 results.

REIT Conversion Costs

The Company has segregated all conversion costs associated with our conversion to a REIT and reported these amounts separately as REIT conversion costs in the accompanying financial information. During the second quarter of 2013, the Company incurred $5.4 million of costs associated with this conversion compared to $3.4 million in the second quarter of 2012.

Dividend Update

The Company paid its second quarter cash dividend of $0.50 per share of common stock on July 15, 2013 to stockholders of record on June 26, 2013. It is the Company’s current plan to distribute total annual dividends of approximately $2.00 per share for 2013 in cash in equal quarterly payments in April, July, October, and January, subject to our board of directors’ future determinations as to the amount of quarterly distributions and the timing thereof.

Balance Sheet/Liquidity Update

As of June 30, 2013, the Company had total debt outstanding of $1,154.7 million and unrestricted cash of $44.4 million. At June 30, 2013, $463.0 million of borrowings were drawn under the Company’s $1 billion credit facility, and the lending banks had issued $6.9 million in letters of credit, which left $530.1 million of availability for borrowing under the credit facility.

During the quarter, the Company successfully refinanced its $925 million credit facility that was scheduled to mature in August 2015. The increased and extended $1 billion credit facility will mature in April 2017 and is comprised of a $700 million revolving credit line and a fully funded $300 million term loan. The Company was able to secure favorable pricing on the facility with initial pricing set at LIBOR + 1.75%. Pricing is determined on a grid pricing structure based on a consolidated funded indebtedness to total asset value ratio. The extended facility reflects both a reduction in the term loan and an increase in the revolving credit line, as well as improved pricing.

During the quarter, the Company completed a private placement of $350 million aggregate principal amount of 5.0% senior notes due 2021 (the “Notes”), which closed on April 3, 2013. The Notes are senior unsecured obligations of the Company’s issuing subsidiaries and are guaranteed by the Company and all of the Company’s subsidiaries that guarantee its senior credit facility. Aggregate net proceeds from the sale of the notes were approximately $342 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. The Company used substantially all of the net proceeds of the offering to repay amounts outstanding under its revolving credit facility.

During the quarter, the Company repurchased and cancelled approximately 1.0 million shares of its common stock for an aggregate purchase price of $44.3 million, which the Company funded using cash on hand and borrowings under the revolving credit line of its credit facility.

Subsequent to the end of the quarter, the Company announced that it repurchased in private transactions $54.7 million in principal amount of its 3.75% convertible senior notes due 2014, which were cancelled, and settled $1.2 million in principal amount of the convertible notes that were converted by a holder. After these transactions, $304.1 million in principal amount of the notes remains outstanding. The repurchases were made for aggregate consideration of $98.6 million funded by draws under the Company’s revolving credit facility. The Company expects to record a loss on extinguishment of debt of approximately $3 million in the third quarter related to these repurchases.

In connection with the repurchase of notes, the Company proportionately reduced the number of options and warrants underlying the bond hedge transaction related to the convertible notes. In consideration for these adjustments, the counterparties to the bond hedge transactions paid the Company 157,886 shares of the Company’s common stock, which were subsequently cancelled. The adjustments to the options and warrants were considered modifications to the terms of the agreements, and the Company recognized a charge of $4.9 million in the second quarter, which reduced net income available to common shareholders and earnings per share available to common shareholders.

Guidance Update:

The Company is revising its 2013 guidance on a consolidated as well as a segment basis. The revised guidance reflects lower than anticipated actual performance for the hospitality segment during the second quarter in May and June, continued softness in group demand during the third quarter, lower than anticipated near-term cost synergies at our properties, and steady, but slower, margin recovery during the second half of 2013. Furthermore, the revised guidance reflects better than expected performance in our Opry and Attractions businesses, as well as refining our estimates of corporate cost synergies.

Reed continued, “The fact is the management transition is not going as smoothly as both Ryman and Marriott had planned, which includes the ramping up of the regional sales office, and cost synergy materialization. This, coupled with a weak group sector, has put additional pressure on the second half of the year. Therefore, we feel it is prudent to further adjust our guidance for 2013.”

	Prior Guidance For Full Year 2013		Revised Guidance For Full Year 2013
	Low	High	Low	High
Hospitality RevPAR [1]	-1.0%	2.0%	-1.5%	0.0%
Hospitality Total RevPAR [1]	-2.0%	1.0%	-2.5%	0.0%

Hospitality	$255.0	$270.0	$242.0	$250.0
Opry and Attractions	15.0	17.0	19.0	20.0
Corporate and Other	(24.0)	(20.0)	(23.0)	(21.0)
Gaylord National Bonds [2]	12.0	12.0	12.0	12.0

Adjusted EBITDA [3]	$258.0	$279.0	$250.0	$261.0

Adjusted FFO [3,4]	$194.5	$213.0	$187.5	$197.0
REIT conversion costs (tax effected)	$19.0	$18.0	$19.0	$18.0
Adjusted FFO after REIT conversion costs [3,4]	$175.5	$195.0	$168.5	$179.0

Adjusted FFO per Share [3,4]	$3.81	$4.17	$3.65	$3.84
Adjusted FFO per Share after REIT conversion costs [3,4]	$3.43	$3.82	$3.28	$3.49
Estimated Basic Shares Outstanding	51.1	51.1	51.3	51.3

1.	Hospitality RevPAR estimated annual changes are based on 2012 RevPAR of $123.36 (as adjusted to reflect a change in room counting methods that does not exclude renovation rooms from the calculation of rooms available, per Marriott room counting methods), and Hospitality Total RevPAR estimated annual changes are based on 2012 Retail Adjusted Total RevPAR of $306.41 (as adjusted to reflect the elimination from the first three quarters of 2012 of revenues from retail operation that were outsourced to a third-party retailer beginning in the fourth quarter of 2012, as well as Marriott room counting methods).
2.	Interest income from Gaylord National bonds reported in estimated hospitality segment results in 2013.
3.	Does not include the impact of the loss on the call spread settlement related to our convertible notes repurchase.
4.	Adjusted FFO guidance includes a deduction for maintenance capital expenditures of $33.0 to $35.0 million.

For our definitions of RevPAR, Total RevPAR, Adjusted EBITDA, and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, and 2012 Retail Adjusted Revenue and Total RevPAR amounts, see “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures”, “Supplemental Financial Results” and “Reconciliation of Forward-Looking Statements” below.

Earnings Call information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Ryman Hospitality Properties, Inc.:

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, the effect of the Company’s election of REIT status, the amount of REIT conversion or other costs relating to the restructuring transactions, anticipated cost synergies and revenue enhancements from the Marriott relationship, the effect of and degree of success of the joint action plan to improve the performance of the Hospitality segment, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time, and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made.

These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes effective for the year ending December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the effects of business disruption related to the Marriott management transition and the REIT conversion, the Company’s ability to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreements. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Retail Adjusted Revenue

Under Marriott International, Inc.’s management of Gaylord Opryland, Gaylord Texan, and Gaylord National, the retail operations of such hotels were outsourced to a third party retailer beginning in the fourth quarter of 2012. The properties now receive rental lease payments rather than full retail revenue and associated expense. The net impact of this change lowered overall retail revenue for each affected property. During the second quarter of 2013 the change resulted in revenue decreases of approximately $2.9 million (Gaylord Opryland–$1.8 million, Gaylord Texan–$0.7 million, and Gaylord National–$0.5 million). The change impacted consolidated revenue, Hospitality segment revenue, property revenue, and Total RevPAR as explained below. To enable period-over-period comparison, we have included adjusted 2012 revenue and 2012 Total RevPAR figures to reflect the elimination of retail revenues from operations that have been outsourced in the 2013 period. No adjustments were made to the Gaylord Palms’ results due to the fact that during all periods presented, retail operations were outsourced at that property. A reconciliation of actual revenue to Retail Adjusted Revenue for the 2012 period is set forth below under “Supplemental Financial Results.”

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage, and other ancillary services revenue by room nights available to guests for the period. We calculate retail adjusted total revenue per available room (“Retail Adjusted Total RevPAR”) for our hotels for 2012 by dividing the sum of room revenue, food & beverage, and other ancillary services revenue minus the retail inventory adjustment for the period by room nights available to guests for the period.

Under Marriott International, Inc.’s management of Gaylord Opryland, Gaylord Texan, and Gaylord National, the retail operations of such hotels were outsourced to a third party retailer beginning in the fourth quarter of 2012. The properties now receive rental lease payments rather than full retail revenue and associated expense. The net impact of this change lowered overall retail revenue for each affected property. To enable period-over-period comparison, we have based 2013 Total RevPAR guidance on 2012 Retail Adjusted Revenue and 2012 Retail Adjusted Total RevPAR figures, which reflect the elimination from the 2012 figures of retail revenues from operations that have been outsourced in the 2013 period. No adjustments were made to the Gaylord Palms’ revenue due to the fact that during all periods presented, retail operations were outsourced at that property. A presentation of actual revenue and Retail Adjusted Revenue for the 2012 period is set forth below under “Supplemental Financial Results.”

RevPAR estimated annual change included in our guidance is based on 2012 RevPAR of $123.36 (as adjusted to reflect a change in room counting methods that does not exclude renovation rooms from the calculation of rooms available, per Marriott room counting methods), and Total RevPAR estimated annual change is based on 2012 Retail Adjusted Total RevPAR of $306.41 (as adjusted to reflect the elimination from the first three quarters of 2012 of revenues from retail operations that were outsourced to a third-party retailer beginning in the fourth quarter of 2012, as well as Marriott room counting methods).

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance: Adjusted EBITDA, Adjusted FFO and Retail Adjusted Revenue, as described above.

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains (and losses); REIT conversion costs and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” Our method of calculating Adjusted EBITDA as used herein differs from the method we used to calculate Adjusted EBITDA as presented in press releases covering periods prior to 2013. Our net income and Adjusted EBITDA do not reflect the impact of the loss on the call spread settlement related to our convertible notes repurchase.

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing costs; and gain (loss) on extinguishment of debt, and subtract certain capital expenditures (the required FF&E reserves for our managed properties plus maintenance capital expenditures for our non-managed properties). We also exclude the effect of the non-cash income tax benefit relating to the REIT conversion. We have presented Adjusted FFO both excluding and including REIT conversion costs. We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.” Our Adjusted FFO does not reflect the impact of the loss on the call spread settlement related to our convertible notes repurchase.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30,		Jun. 30,
	2013	2012	2013	2012
Revenues :
Rooms	$96,073	$99,982	$181,582	$187,516
Food and beverage	99,309	101,224	197,497	209,300
Other hotel revenue	27,449	31,841	53,333	62,279
Opry and Attractions	22,352	20,182	34,884	33,049

Total revenues	245,183	253,229	467,296	492,144

Operating expenses:
Rooms	26,564	24,797	51,651	47,765
Food and beverage	60,406	60,644	121,654	122,258
Other hotel expenses	68,583	74,836	138,151	147,730
Management fees	3,724	—	7,193	—

Total hotel operating expenses	159,277	160,277	318,649	317,753
Opry and Attractions	14,629	14,075	25,915	24,832
Corporate	6,636	13,260	13,302	26,266
REIT conversion costs	5,420	3,375	20,412	6,428
Casualty loss	17	372	49	546
Preopening costs	—	8	—	339
Impairment and other charges (non-REIT conversion costs)	1,247	—	1,247	—
Depreciation and amortization	29,054	30,254	61,063	62,688

Total operating expenses	216,280	221,621	440,637	438,852

Operating income	28,903	31,608	26,659	53,292

Interest expense, net of amounts capitalized	(17,424)	(14,451)	(30,747)	(28,813)
Interest income	3,052	3,021	6,103	6,175
Income from unconsolidated companies	—	109	—	109
Other gains and (losses), net	53	—	47	—

Income before income taxes	14,584	20,287	2,062	30,763

(Provision) benefit for income taxes	1,784	(11,314)	68,076	(15,783)

Income from continuing operations	16,368	8,973	70,138	14,980

Income (loss) from discontinued operations, net of taxes	11	(19)	21	2

Net income	16,379	8,954	70,159	14,982

Loss on call spread modification related to convertible notes	(4,869)	—	(4,869)	—

Net income available to common shareholders	$11,510	$8,954	$65,290	$14,982

Basic net income per share available to common shareholders:
Income from continuing operations	$0.22	$0.18	$1.26	$0.31
Income from discontinued operations, net of taxes	—	—	—	—

Net income	$0.22	$0.18	$1.26	$0.31

Fully diluted net income per share available to common shareholders:
Income from continuing operations	$0.18	$0.17	$0.99	$0.29
Income from discontinued operations, net of taxes	—	—	—	—

Net income	$0.18	$0.17	$0.99	$0.29

Weighted average common shares for the period:
Basic	51,244	48,974	51,832	48,844
Diluted (1)	64,890	53,174	65,987	51,402

(1)	Represents GAAP calculation of diluted shares and does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended June 30, 2013 and 2012, the purchased call options effectively reduce dilution by approximately 7.5 million and 2.8 million shares of common stock, respectively. For the six months ended June 30, 2013 and 2012, the purchased call options effectively reduce dilution by approximately 7.7 million and 1.9 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Jun. 30, 2013	Dec. 31, 2012
ASSETS:
Property and equipment, net of accumulated depreciation	$2,103,975	$2,148,999
Cash and cash equivalents - unrestricted	44,400	97,170
Cash and cash equivalents - restricted	14,483	6,210
Notes receivable	151,978	149,400
Trade receivables, net	74,450	55,343
Deferred financing costs	22,254	11,347
Prepaid expenses and other assets	55,345	63,982

Total assets	$2,466,885	$2,532,451

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,154,663	$1,031,863
Accounts payable and accrued liabilities	147,438	218,461
Deferred income taxes	38,274	88,938
Deferred management rights proceeds	184,884	186,346
Dividends payable	25,600	—
Other liabilities	126,018	153,245
Stockholders’ equity	790,008	853,598

Total liabilities and stockholders’ equity	$2,466,885	$2,532,451

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2013		2012		2013		2012
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$245,183		$253,229		$467,296		$492,144

Net income	$16,379		$8,954		$70,159		$14,982
(Income) loss from discontinued operations, net of taxes	(11)		19		(21)		(2)
Provision (benefit) for income taxes	(1,784)		11,314		(68,076)		15,783
Other (gains) and losses, net	(53)		—		(47)		—
Income from unconsolidated companies	—		(109)		—		(109)
Interest expense, net	14,372		11,430		24,644		22,638
Depreciation & amortization	29,054		30,254		61,063		62,688

EBITDA	57,957	23.6%	61,862	24.4%	87,722	18.8%	115,980	23.6%
Preopening costs	—		8		—		339
Non-cash lease expense	1,398		1,426		2,797		2,852
Equity-based compensation	1,773		2,921		3,167		5,277
Impairment charges (non-REIT conversion costs)	1,247		—		1,247		—
Interest income on Gaylord National bonds	3,051		3,018		6,099		6,168
Other gains and (losses), net	53		—		47		—
Gain on disposal of assets	(53)		—		(52)		—
Casualty loss	17		372		49		546
REIT conversion costs	5,420		3,375		20,412		6,428

Adjusted EBITDA	$70,863	28.9%	$72,982	28.8%	$121,488	26.0%	$137,590	28.0%

Hospitality segment
Revenue	$222,831		$233,047		$432,412		$459,095
Operating income	35,542		46,415		53,203		86,120
Depreciation & amortization	25,528		26,347		52,329		54,883
Preopening costs	—		8		—		339
Non-cash lease expense	1,398		1,426		2,797		2,852
Equity-based compensation	—		944		—		1,727
Impairment charges (non-REIT conversion costs)	1,247		—		1,247		—
Interest income on Gaylord National bonds	3,051		3,018		6,099		6,168
Other gains and (losses), net	53		—		47		—
Gain on disposal of assets	(53)		—		(52)		—
REIT conversion costs	1,237		—		6,984		—

Adjusted EBITDA	$68,003	30.5%	$78,158	33.5%	$122,654	28.4%	$152,089	33.1%

Opry and Attractions segment
Revenue	$22,352		$20,182		$34,884		$33,049
Operating income	6,371		4,700		6,181		5,384
Depreciation & amortization	1,319		1,278		2,685		2,563
Equity-based compensation	133		81		262		144
Casualty loss	—		129		—		270
REIT conversion costs	33		—		103		—

Adjusted EBITDA	$7,856	35.1%	$6,188	30.7%	$9,231	26.5%	$8,361	25.3%

Corporate and Other segment
Operating loss	(13,010)		(19,507)		(32,725)		(38,212)
Depreciation & amortization	2,207		2,629		6,049		5,242
Equity-based compensation	1,640		1,896		2,905		3,406
Casualty loss	17		243		49		276
REIT conversion costs	4,150		3,375		13,325		6,428

Adjusted EBITDA	$(4,996)		$(11,364)		$(10,397)		$(22,860)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2013	2012	2013	2012
	$	$	$	$
Consolidated
Net income (1)	$16,379	$8,954	$70,159	$14,982
Depreciation & amortization	29,054	30,254	61,063	62,688
(Gains) losses on sale of real estate assets	(53)	—	(52)	—

FFO	45,380	39,208	131,170	77,670

Capital expenditures (2)	(7,126)	(14,044)	(14,873)	(27,886)
Non-cash lease expense	1,398	1,426	2,797	2,852
Impairment charges	1,654	—	1,786	—
Write-off of deferred financing costs	1,301	—	1,845	—
Amortization of deferred financing costs	1,477	1,212	2,642	2,423
Amortization of debt discounts	3,744	3,447	7,337	6,754
Noncash tax benefit resulting from REIT conversion	923	—	(60,417)	—

Adjusted FFO (1)	$48,751	$31,249	$72,287	$61,813

REIT conversion costs (tax effected)	2,749	2,144	14,087	4,088

Adjusted FFO excluding REIT conversion costs (1)	$51,500	$33,393	$86,374	$65,901

FFO per basic share	$0.89	$0.80	$2.53	$1.59
Adjusted FFO per basic share	$0.95	$0.64	$1.39	$1.27
Adjusted FFO (excl. REIT conversion costs) per basic share	$1.00	$0.68	$1.67	$1.35

FFO per diluted share (3)	$0.70	$0.74	$1.99	$1.51
Adjusted FFO per diluted share (3)	$0.75	$0.59	$1.10	$1.20
Adjusted FFO (excl. REIT conversion costs) per diluted share (3)	$0.79	$0.63	$1.31	$1.28

(1)	As the impact of the loss on the call spread modification related to the repurchase of our convertible notes repurchase does not represent a charge to net income, net income, adjusted FFO and adjusted FFO excluding REIT conversion costs do not include this loss.
(2)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.
(3)	The GAAP calculation of diluted shares does not consider the anti-dilutive effect of the Company’s purchased call options associated with its convertible notes.

For the three months ended June 30, 2013 and 2012, the purchased call options effectively reduce dilution by approximately 7.5 million and 2.8 million shares, respectively. For the six months ended June 30, 2013 and 2012, the purchased call options effectively reduce dilution by approximately 7.7 million and 1.9 million shares, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2013	2012 (1)	2013	2012 (1)
HOSPITALITY OPERATING METRICS:

Hospitality Segment

Occupancy	73.9%	76.8%	70.7%	72.8%
Average daily rate (ADR)	$176.33	$176.60	$175.15	$174.81
RevPAR	$130.37	$135.68	$123.88	$127.23
OtherPAR	$171.92	$180.57	$171.05	$184.27
Total RevPAR	$302.29	$316.25	$294.93	$311.50

Revenue	$222,831	$233,047	$432,412	$459,095
Adjusted EBITDA	$68,003	$78,158	$122,654	$152,089
Adjusted EBITDA Margin	30.5%	33.5%	28.4%	33.1%

Gaylord Opryland

Occupancy	70.6%	78.3%	70.5%	72.2%
Average daily rate (ADR)	$158.78	$164.01	$158.06	$161.26
RevPAR	$112.12	$128.41	$111.44	$116.48
OtherPAR	$138.05	$154.43	$145.80	$159.67
Total RevPAR	$250.17	$282.84	$257.24	$276.15

Revenue	$65,707	$74,179	$134,315	$144,848
Adjusted EBITDA	$19,171	$23,979	$40,404	$46,874
Adjusted EBITDA Margin	29.2%	32.3%	30.1%	32.4%

Gaylord Palms

Occupancy	78.3%	80.1%	79.1%	81.0%
Average daily rate (ADR)	$165.06	$171.08	$171.71	$176.95
RevPAR	$129.18	$137.08	$135.79	$143.26
OtherPAR	$202.13	$209.58	$214.78	$231.45
Total RevPAR	$331.31	$346.66	$350.57	$374.71

Revenue	$42,389	$44,353	$88,831	$95,885
Adjusted EBITDA	$11,849	$13,997	$24,635	$34,209
Adjusted EBITDA Margin	28.0%	31.6%	27.7%	35.7%

Gaylord Texan

Occupancy	73.4%	71.2%	70.8%	70.3%
Average daily rate (ADR)	$177.18	$173.92	$176.20	$175.81
RevPAR	$129.99	$123.87	$124.75	$123.65
OtherPAR	$189.70	$199.60	$199.46	$213.63
Total RevPAR	$319.69	$323.47	$324.21	$337.28

Revenue	$43,934	$44,478	$88,615	$92,752
Adjusted EBITDA	$11,570	$12,758	$23,813	$29,367
Adjusted EBITDA Margin	26.3%	28.7%	26.9%	31.7%

Gaylord National

Occupancy	75.9%	77.5%	65.8%	71.1%
Average daily rate (ADR)	$217.66	$210.37	$213.74	$201.53
RevPAR	$165.28	$162.94	$140.73	$143.22
OtherPAR	$207.59	$206.14	$178.32	$188.35
Total RevPAR	$372.87	$369.08	$319.05	$331.57

Revenue	$67,726	$67,038	$115,262	$120,451
Adjusted EBITDA	$24,470	$26,466	$32,462	$40,265
Adjusted EBITDA Margin	36.1%	39.5%	28.2%	33.4%

The Inn at Opryland (2)

Occupancy	75.1%	71.4%	65.9%	63.5%
Average daily rate (ADR)	$108.50	$108.53	$108.75	$106.36
RevPAR	$81.47	$77.53	$71.66	$67.54
OtherPAR	$30.10	$30.31	$26.64	$27.42
Total RevPAR	$111.57	$107.84	$98.30	$94.96

Revenue	$3,075	$2,999	$5,389	$5,159
Adjusted EBITDA	$943	$958	$1,340	$1,374
Adjusted EBITDA Margin	30.7%	31.9%	24.9%	26.6%

(1)	For purposes of comparability, both 2013 and 2012 occupancy, RevPAR, OtherPAR and Total RevPAR are calculated using Marriott’s method of calculating available rooms and do not exclude renovation rooms from the calculation of rooms available, which is different from how the Company has previously accounted for renovation rooms prior to the Marriott transition. In addition, both 2013 and 2012 occupancy and ADR do not include complimentary room nights in the calculation of occupied rooms, which is different from how the Company has previously accounted for complimentary rooms.
(2)	Includes other hospitality revenue and expense.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

RECONCILIATION OF ADJUSTED RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2013	2012	2013	2012
Consolidated:
Revenue	$245,183	$253,229	$467,296	$492,144
Less: Retail Inventory Adjustment	—	(2,929)	—	(5,134)

Retail Adjusted Revenue	$245,183	$250,300	$467,296	$487,010

Hospitality Segment:
Revenue	$222,831	$233,047	$432,412	$459,095
Less: Retail Inventory Adjustment	—	(2,929)	—	(5,134)

Retail Adjusted Revenue	$222,831	$230,118	$432,412	$453,961

Total RevPAR	$302.29	$316.25	$294.93	$311.50
Retail Adjusted Total RevPAR	$302.29	$312.27	$294.93	$308.01

Gaylord Opryland:
Revenue	$65,707	$74,179	$134,315	$144,848
Less: Retail Inventory Adjustment	—	(1,758)	—	(3,094)

Retail Adjusted Revenue	$65,707	$72,421	$134,315	$141,754

Total RevPAR	$250.17	$282.84	$257.24	$276.15
Retail Adjusted Total RevPAR	$250.17	$276.14	$257.24	$270.25

Gaylord Palms:
Revenue	$42,389	$44,353	$88,831	$95,885
Less: Retail Inventory Adjustment	—	—	—	—

Retail Adjusted Revenue	$42,389	$44,353	$88,831	$95,885

Total RevPAR	$331.31	$346.66	$350.57	$374.71
Retail Adjusted Total RevPAR	$331.31	$346.66	$350.57	$374.71
	—	—	—	—
Gaylord Texan:
Revenue	$43,934	$44,478	$88,615	$92,752
Less: Retail Inventory Adjustment	—	(650)	—	(1,124)

Retail Adjusted Revenue	$43,934	$43,828	$88,615	$91,628

Total RevPAR	$319.69	$323.47	$324.21	$337.28
Retail Adjusted Total RevPAR	$319.69	$318.74	$324.21	$333.19

Gaylord National:
Revenue	$67,726	$67,038	$115,262	$120,451
Less: Retail Inventory Adjustment	—	(521)	—	(916)

Retail Adjusted Revenue	$67,726	$66,517	$115,262	$119,535

Total RevPAR	$372.87	$369.08	$319.05	$331.57
Retail Adjusted Total RevPAR	$372.87	$366.21	$319.05	$329.05

Inn at Opryland (and Other Hospitality):
Revenue	$3,075	$2,999	$5,389	$5,159
Less: Retail Inventory Adjustment	—	—	—	—

Retail Adjusted Revenue	$3,075	$2,999	$5,389	$5,159

Total RevPAR	$111.57	$107.84	$98.30	$94.96
Retail Adjusted Total RevPAR	$111.57	$107.84	$98.30	$94.96

Ryman Hospitality Properties, Inc. and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted Funds From Operations (“AFFO”) reconciliation:

	PRIOR GUIDANCE RANGE		NEW GUIDANCE RANGE
	FOR FULL YEAR 2013		FOR FULL YEAR 2013
	Low	High	Low	High
Ryman Hospitality Properties, Inc.
Net Income [1]	$127,900	$140,400	$112,700	$116,200
Provision (benefit) for income taxes	(25,000)	(24,000)	(23,000)	(22,000)
Write off and Valuation Allowance	(62,000)	(62,000)	(60,000)	(60,000)
Other (gains) and losses, net	(2,300)	(2,300)	(2,300)	(2,300)
(Gain) Loss on debt extinguishment	—	—	3,000	3,000
Interest expense	60,000	63,000	61,000	63,000
Interest income	(12,000)	(12,000)	(12,000)	(12,000)

Operating Income	86,600	103,100	79,400	85,900
Depreciation and amortization	120,000	125,000	118,000	123,000

EBITDA	206,600	228,100	197,400	208,900
Non-cash lease expense	5,600	5,600	5,600	5,600
Equity based compensation	6,500	7,000	6,500	7,000
Impairment charges (non-REIT conversion costs)	—	—	1,200	1,200
Other gains and (losses), net	2,300	2,300	2,300	2,300
Interest income	12,000	12,000	12,000	12,000
REIT conversion costs	25,000	24,000	25,000	24,000

Adjusted EBITDA	$258,000	$279,000	$250,000	$261,000

Hospitality Segment [2]
Operating Income	$133,800	$146,300	$123,600	$128,100
Depreciation and amortization	107,000	110,000	103,000	107,000

EBITDA	240,800	256,300	226,600	235,100
Non-cash lease expense	5,600	5,600	5,600	5,600
Equity based compensation	—	—	—	—
Other gains and (losses), net	2,300	2,300	2,300	2,300
Impairment	—	—	1,200	1,200
Interest income	12,000	12,000	12,000	12,000
REIT conversion costs	6,300	5,800	6,300	5,800

Adjusted EBITDA	$267,000	$282,000	$254,000	$262,000

Opry and Attractions Segment

Operating Income	$8,700	$9,600	$12,700	$13,600
Depreciation and amortization	5,500	6,500	5,500	5,500

EBITDA	14,200	16,100	18,200	19,100
Non-cash lease expense	—	—	—	—
Equity based compensation	600	700	600	700
Interest income	—	—	—	—
REIT conversion costs	200	200	200	200

Adjusted EBITDA	$15,000	$17,000	$19,000	$20,000

Corporate and Other Segment

Operating Income	$(55,900)	$(52,800)	$(56,900)	$(55,800)
Depreciation and amortization	7,500	8,500	9,500	10,500

EBITDA	(48,400)	(44,300)	(47,400)	(45,300)
Non-cash lease expense	—	—	—	—
Equity based compensation	5,900	6,300	5,900	6,300
Interest income	—	—	—	—
REIT conversion costs	18,500	18,000	18,500	18,000

Adjusted EBITDA	$(24,000)	$(20,000)	$(23,000)	$(21,000)

Ryman Hospitality Properties, Inc.

Net Income [1]	$127,900	$140,400	$112,700	$116,200
Depreciation & amortization	120,000	125,000	118,000	123,000
Capital expenditures	(38,000)	(36,000)	(35,000)	(33,000)
Impairments	—	—	1,200	1,200
Non-cash lease expense	5,600	5,600	5,600	5,600
Amortization of debt premiums/disc.	15,000	15,000	15,000	15,000
Amortization of DFC	7,000	7,000	6,000	6,000
Write-off of DFC	—	—	2,000	2,000
Other non-recurring items	(62,000)	(62,000)	(60,000)	(60,000)
Loss (gain) on debt extinguishment	—	—	3,000	3,000

Adjusted FFO	175,500	195,000	168,500	179,000
REIT conversion costs (tax-effected)	19,000	18,000	19,000	18,000

Adjusted FFO excl. REIT conversion costs	$194,500	$213,000	$187,500	$197,000

1	Does not include the impact of the loss on the call spread settlement related to the repurchase of a portion of the convertible notes.
2	Hospitality segment includes interest income from Gaylord National bonds.